Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Tyson Foods, Inc. of our report dated November 12, 2019 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Tyson Foods, Inc.’s Annual Report on Form 10-K for the year ended September 28, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Fayetteville, Arkansas

May 4, 2020